                                                                   Exhibit 4.2



                               SHAREHOLDERS AGREEMENT
                               ----------------------


          THIS SHAREHOLDERS AGREEMENT, dated as of March 12, 1998 (the "AGREEMENT") by and among Hawthorn Suites Associates, an Illinois joint venture ("HSA"), HSA Properties, Inc., a Delaware corporation ("HPI", and together with HSA, the "SECURITYHOLDERS"), Michael A. Leven ("LEVEN"), Neal K. Aronson ("ARONSON"), and U.S. Franchise Systems, Inc. (formerly known as USFS Hawthorn, Inc.), a Delaware corporation (the "COMPANY").

          WHEREAS, concurrently herewith, pursuant to a Contribution Agreement, by and among the Securityholders, the Company and Old USFS (as defined below), dated as of December 9, 1997 (the "CONTRIBUTION AGREEMENT"), HSA shall acquire 2,199,775 shares of Class A Common Stock, $.01 par value per share, of the Company ("CLASS A STOCK"), and HPI shall acquire 22,447 shares of Class A Stock (such shares hereinafter referred to as the "SHARES"), and the Securityholders shall contribute, assign, transfer and convey (the "TRANSFER") all of their respective interests in HSA Properties, L.L.C., a Delaware limited liability company ("HSA LLC"), on the terms, and subject to the conditions, contained in the Contribution Agreement;

          WHEREAS, on the date hereof, immediately upon the consummation of the Transfer, U.S. Franchise Systems, Inc., a Delaware corporation ("OLD USFS"), shall merge with and into the Company with the Company as the surviving corporation (the "MERGER"), pursuant to the Agreement and Plan of Merger, dated as of December 9, 1997 (the "MERGER AGREEMENT"), between the Company and Old USFS. In the Merger, each outstanding share of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of Old USFS shall be converted into the right to receive a share of Class A Stock or Class B Common Stock, par value $.01 per share ("CLASS B STOCK" and together with the Class A Stock, collectively, the "COMMON STOCK"), of the Company, respectively, and the Shares will remain outstanding; and

          WHEREAS, it is a condition to the consummation of the transactions contemplated by each of the Merger Agreement and the Contribution Agreement that the parties hereto execute and deliver this Agreement.

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows.

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                                                                               2


          Section 1. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

               "AFFILIATE" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with the Person in question. In addition to the foregoing, with respect to the Securityholders, "Affiliate" shall mean the lineal descendants of Nicholas
J. Pritzker, deceased, and their immediate family members, trusts primarily for the benefit of such individuals and Persons controlled, directly or indirectly, by such individuals and/or trusts.

               "COMMISSION" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act and the Exchange Act.

               "COMMON STOCK" means shares of Class A Common Stock, par value $.01 each, of the Company and shares of Class B Common Stock, par value $.01 each, of the Company.

               "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

               "DESIGNATED HOLDER" means each of the Securityholders and their permitted transferees under Section 2(b)(i).

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

               "INCLUDED TRANSFEREE" means, with respect to a Principal Stockholder, an immediate family member (which shall mean, with respect to such person, such person's spouse, parents, children and grandchildren and the spouse of such person's children and grandchildren) of such Principal Stockholder, and any trust or partnership of which all the beneficiaries or partners, as the case may be, are Principal Stockholders and/or an immediate family member of such Principal Stockholder.

               "LOCKUP PERIOD" means the period commencing on the date hereof and ending on the second anniversary of the date hereof.

               "PERSON" means an individual or a corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

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                                                                               3


               "PRINCIPAL STOCKHOLDER" means each of Michael A. Leven and Neal K. Aronson.

               "REGISTRABLE SECURITIES" means each of the following: (a) any and all Shares owned by the Designated Holders and (b) any shares of Class A Stock issued or issuable to any of the Designated Holders with respect to the Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and shares of Common Stock or other equity securities of the Company issuable upon conversion, exercise or exchange thereof. Registrable Securities will cease to be Registrable Securities when
(i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act and in compliance with the requirements of paragraphs (c) (e), (f) and (g) of Rule 144 (notwithstanding the provisions of paragraph (k) of such Rule), or (iii) the Registrable Securities are sold or distributed by a Person not entitled to the registration rights granted by this Agreement.

               "REGISTRATION EXPENSES" means all expenses arising from or incident to the Company's performance of, or compliance with, this Agreement, including, without limitation, all registration, filing and listing fees; all fees and expenses of complying with state securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of Registrable Securities); all printing, messenger and delivery expenses; the fees and disbursements of counsel for the Company and its independent public accountants; the fees and disbursements of one firm of counsel (other than in-house counsel) retained by the holders of Registrable Securities being registered; the expenses of any special audits required by or incident to such performance and compliance; and any liability insurance or other premiums for insurance obtained in connection with any registration pursuant to the terms of this Agreement.

               "REGISTRATION STATEMENT" means a registration statement filed pursuant to the Securities Act.

               "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

               "VOTING SECURITIES" shall mean the shares of Common Stock and any other securities of the Company entitled to vote generally in the election of directors.

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                                                                               4


          Section 2.     TRANSFER OF SHARES.

               (a) RESTRICTIONS ON TRANSFER. Each Designated Holder agrees that such Designated Holder will not, directly or indirectly, offer, sell, exchange, pledge, hypothecate, encumber, transfer, assign or otherwise dispose of (collectively, a "transfer") any of its Shares, except as provided in Section 2(b).

               (b) EXCEPTIONS TO RESTRICTIONS. Subject to Section 4(e), the provisions of Section 2(a) shall not apply to any of the following transfers:

                    (i) from any Designated Holder to the Company or to any Affiliate of such Designated Holder, PROVIDED THAT, each such Affiliate shall execute an agreement in form and substance reasonably satisfactory to the Company pursuant to which such Affiliate shall agree to comply with, and shall be bound by, the terms of this Agreement;

                    (ii)   pursuant to Section 3;

                    (iii) pursuant to a registered offering in which either of the Principal Stockholders or an Included Transferee is participating; provided that the Designated Holder's shares of Common Stock included in such offering do not represent a greater percentage of the total shares of Common Stock owned by such Designated Holder then the shares of Common Stock being sold by such Principal Stockholder or Included Transferee represents of his total shares of Common Stock owned;

                    (iv) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination involving the Company, or a sale of all or substantially all of the outstanding shares of Common Stock of the Company with a third party not an Affiliate of the Company (x) which the Board of Directors of the Company does not oppose or (y) which the Board of Directors of the Company opposes (an "OPPOSED TENDER"); PROVIDED THAT, no indication or arrangement to tender the Shares may be made in the case of an Opposed Tender until twenty-four hours prior to the expiration of any time after which securities tendered may be treated less favorably than securities tendered prior to such time;

                    (v)    after the expiration the Lockup Period;

                    (vi) to the extent necessary to obtain or maintain, without suspension or threatened revocation, any gaming license, permit or approval of any Affiliate of any Securityholder; PROVIDED THAT, in the event of any such proposed transfer the transferor shall have complied with the right of first refusal contained in Section 2(c); PROVIDED FURTHER THAT, the transferee shall execute an agreement in form and substance reasonably satisfactory to the


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                                                                               5


     Company pursuant to which such transferee shall agree to comply with, and be bound by, the terms of this Agreement; or

                    (vii) as contemplated by Section VI of the Contribution Agreement; PROVIDED THAT, prior to the expiration of the Lockup Period each transferee (other than the Company ) shall execute an agreement in form and substance reasonably satisfactory to the Company pursuant to which such transferee shall agree to comply with, and be bound by, the terms of this Agreement.

          Notwithstanding the foregoing, no transfer shall be permitted under
Section 2(b),(i), (ii), (iii), (iv) or (vi) prior to the first anniversary of the date of this Agreement unless HSA and/or HPI, as the case may be, shall have agreed, in a written instrument reasonably acceptable to the Company not to transfer any of the net (pre-tax) proceeds received in such transfer prior to the first anniversary of the date of this Agreement.

               (c)  RIGHT OF FIRST REFUSAL.

                    (i) If during the Lockup Period any Designated Holder (a "SELLING STOCKHOLDER") desires to transfer all or any portion to its Shares to any Person (a "THIRD PARTY OFFEROR") pursuant to Section 2(b)(vi) and has received a bona fide offer from such Third Party Offeror to buy all of such Shares (a "THIRD PARTY OFFER"), such Selling Stockholder shall send written notice (a "NOTICE") to the Company, which shall state (a) the number of Shares proposed to be transferred (the "OFFERED SECURITIES"),
     (b) the proposed purchase price per Share to be paid by the Third Party Offeror (the "OFFER PRICE"), which shall be payable solely in cash, (c) the name of the Third Party Offeror, (d) that the proposed purchase of the Offered Securities shall be consummated after the expiration or termination of the Option Period (as defined below) but on or prior to the first business day which occurs after the later of sixty (60) days after delivery of the Notice and the date which is five (5) days after the expiration or waiver of any applicable waiting period under the HSR Act (as defined below), and (e) that the Third Party Offer has been accepted by the Selling Stockholder subject to the rights of the Company contained in this
     Section 2(c). The Offering Notice shall also state any other material terms and conditions of the Third Party Offer and shall include a copy of all writings between the Third Party Offeror and the Selling Stockholder necessary to establish the terms of the Third Party Offer.

                    (ii) For a period of ten (10) days after the delivery of the Notice (the "OPTION PERIOD"), the Company or its designee shall have the right to elect to purchase all (but not less than all) of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions of the Third Party Offer. The election of the Company or its designee under this

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                                                                               6


     Section 2(c) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Option Period, to the Selling Stockholder. The failure of the Company or its designee to respond within the Option Period to the Selling Stockholder shall be deemed to be a waiver of its rights under this Section 2(c).

                    (iii) The closing of the purchase of Offered Securities to be purchased by the Company or its designee under this Section 2(c) shall be held at the principal office of the Company at 11:00 a.m., local time, on the date that is the later of sixty (60) days after delivery of the Notice and the date which is five (5) days after the expiration or waiver of any applicable waiting period under the HSR Act or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Stockholder shall deliver to the Company or its designee certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any liens, claims, options, charges, encumbrances or rights (other than those arising hereunder), and the Selling Stockholder shall so represent and warrant, and shall further represent and warrant that it is the beneficial and record owner of such Offered Securities. The Company or its designee shall, at the closing, deliver to the Selling Stockholder payment in full in immediately available funds for the Offered Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

                    (iv) Unless the Company or its designee elects to purchase all of the Offered Securities pursuant to Section 2(c), the Selling Stockholder may sell all (but not less than all) the Offered Securities to the Third Party Offeror on the terms and conditions of the Third Party Offer; PROVIDED, HOWEVER, that such sale is bona fide and made prior to or the date that is the later of ninety (90) days after delivery of the Notice and five (5) days after the expiration or waiver of any applicable waiting period under the HSR Act. If such sale is not completed prior to such date, for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter under Section 2(b)(vi) without again offering the same to the Company in accordance with this Section 2(c).

               (d)  ENDORSEMENT ON CERTIFICATES, ETC.

                    (i) Upon the execution of this Agreement, in addition to any other legend which the Company may deem advisable under the Securities Act and certain state securities laws, all certificates representing issued and outstanding Shares and shares of Common Stock owned by the Principal Stockholders shall be endorsed as follows:

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                                                                               7


          THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A SHAREHOLDERS AGREEMENT DATED AS OF MARCH 12, 1998, AMONG THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS. A COPY OF THE ABOVE-REFERENCED AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AS EVIDENCED BY AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED.

                    (ii) Except as otherwise expressly provided in this Agreement, all certificates or other instruments representing shares of Common Stock hereafter issued to or acquired by any of the Designated Holders or their successors, assigns or transferees shall bear the legends set forth above, and the shares of Common Stock represented by such certificates or instruments shall be subject to the applicable provisions of this Agreement.

                    (iii) Notwithstanding any other provision of this Agreement, no transfer of the Shares may be made unless (a) the transfer complies in all material respects with the applicable provisions of this Agreement and applicable federal and state securities laws, including without limitation, the Securities Act and (b) if requested by the Company, an opinion of counsel to such transferring Securityholder shall be supplied to the Company, at such transferring Securityholder's expense, to the effect that such transfer complies in all material respects with, or is otherwise exempt from the provisions of, all applicable federal and state securities laws. The second paragraph of the legend set forth in clause
     (i) of this Section 2(d) shall be removed from a particular certificate representing shares of Common Stock when an opinion of counsel has been delivered to the Company to the effect that any such security may be freely sold to the public without compliance with the registration provisions of the Securities Act. Counsel referred to in this Section 2(d)(iii) shall be reasonably acceptable to the Company and may include an attorney who is an employee of a Securityholder.

                    (iv) Whenever the restrictions imposed by this Agreement shall terminate as to any particular shares of Common Stock, the

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                                                                               8


     holder thereof shall be entitled to receive from the Company, without expense, upon delivery to the Company of the existing certificate representing such shares of Common Stock, a new certificate not bearing the restrictive legends otherwise required pursuant to this Section 2(d).

               (e) IMPROPER TRANSFER. Any attempt to transfer or encumber any shares of Common Stock other than in accordance with the terms of this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer or encumbrance in its stock records.

          Section 3.  TAG-ALONG RIGHTS.

               (a) If a Principal Stockholder or his Included Transferees desires to transfer (such transferring stockholder(s) being referred to as the "TRANSFEROR(S)") to any Person, (i) at any time during the Lockup Period, any shares of Common Stock, or (ii) at any time after the Lockup Period, shares of Common Stock that, together with any shares of Common Stock sold by the Principal Stockholders and their Included Transferees in such transaction or series of related transactions, that would result in a transfer of "control" of the Company, the Transferors shall, in the case of clauses (i) and (ii), prior to making any such transfer, first notify each of the Securityholders of such transfer. Such notice (the "TRANSFERORS' NOTICE") shall specify the proposed transferee thereof, the number of shares of Common Stock to be transferred, and the amount and type of consideration to be received therefor, and shall contain the Participation Offer set forth in Section 3(c).

               (b) Notwithstanding Section 3(a), a Transferor shall not be obligated to deliver a Transferors' Notice in respect of, and the provisions of this Section 3 shall not apply to, (i) any transfers made to a Principal Stockholder or an Included Transferee, (ii) any transfers made pursuant to a registered public offering for which the Securityholders have been provided registration rights under Section 6 and (iii) any transfers made by a Transferor to a Person not a Principal Stockholder or an Included Transferee of shares of Common Stock that, together with each other transfer of such type since the date of this Agreement, constitute less than 5% of the number of shares owned as of the date of this Agreement by the Principal Stockholders and the Included Transferees.

               (c) The Transferors shall offer (the "PARTICIPATION OFFER") to include in the proposed transfer: a number of shares of Common Stock designated by each Designated Holder, not to exceed, in respect of any such Designated Holder the number of shares of Common Stock equal to the product of (x) the aggregate number of shares of Common Stock proposed to be transferred pursuant to the Transferors' Notice and (y) a fraction, the numerator of which is equal to the number of shares of Common Stock owned by such Designated Holder and the denominator of which is

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                                                                               9


the total number of shares of Common Stock held by the Transferors and all holders (including the Designated Holder) of Common Stock who are exercising tag-along rights in connection with such transfer, in each case, as of the date of the Transferors' Notice. The Participation Offer shall be conditioned upon the Transferors consummating a transfer on the terms described in the Transferors' Notice (which they shall not be obligated to do) to the transferee named in the Transferors' Notice.

               (d) Any Designated Holder which does not accept the Participation Offer by written notice to the Transferors within 5 business days after such Designated Holder has received notice thereof shall be deemed to have waived its rights under this Section 3 (for purposes only of the particular transfer described in the Transferors' Notice), and the Transferors and, if any Designated Holder accepts the Participation Offer, such Designated Holder (the Transferors and each such accepting Securityholder being hereinafter sometimes called "SELLERS") may transfer the shares described in the Transferors' Notice and the shares included by such Designated Holder pursuant to the Participation Offer to the proposed transferee, in accordance with the terms of such transfer set forth in the Transferors' Notice, so long as such transfer occurs on or before the later of 90 days after the date the Transferors' Notice was received by the other Designated Holder and the date which is five days after the expiration or waiver of any applicable waiting period to such proposed transfer pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"). The price per share, form of consideration and other terms and conditions for sales of Common Stock made pursuant to this Section 3 shall be the same for the Transferors and each Designated Holder accepting the Participation Offer; PROVIDED, HOWEVER, that any indemnification obligations of any Designated Holder which accepts the Participation Offer shall be made severally, and not jointly, and shall, in any event, be limited to a maximum amount equal to the net (pre-tax) proceeds actually received by such Designated Holder in connection with the transfer subject to the Participation Offer.

          Section 4.  STANDSTILL.

               (a) During such period as (x) Leven is Chairman, Chief Executive Officer or President of the Company and (y) the Principal Stockholders and their Included Transferees, in the aggregate, own at least one-half of the shares of Common Stock owned by such Persons, in the aggregate, on the date hereof, the Designated Holders each agree, without the prior written consent of the Board of Directors of the Company specifically expressed in a resolution adopted by a majority of the directors of the Company who are not Affiliates of the Designated Holders, that the Designated Holders, acting either individually or together, will not, and the Designated Holders will use their reasonable best efforts to cause each of its Affiliates not to, directly or indirectly:

                    (i) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Common Stock generally, provided, that any such securities shall be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as hereinafter defined), by joining a partnership, limited partnership, syndicate or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any equity securities of the Company that would result in such Designated Holder and its Affiliates, in the aggregate, owning Voting Securities representing a greater amount of the voting power of the Company than would be held by any Nonexcluded Person following such transaction. "Nonexcluded Person" means any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Principal Stockholders, the Included Transferees or a "group" which includes any of the Principal Stockholders or Included Transferees;

                    (ii) make, or in any way participate, directly or indirectly, in any "solicitation" (as such term is used in the proxy rules of the Commission as in effect on the date hereof) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities, initiate, propose or otherwise "solicit" (as such term is used in the proxy rules of the Commission as in effect on the date hereof) stockholders of the Company for the approval of stockholder proposals made pursuant to Rule 14a-8 of the Exchange Act, or induce or attempt to induce any other Person to initiate any such stockholder proposal;

                    (iii) seek, propose, or make any statement (whether written or oral) with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities (except as and to the extent specifically permitted hereby), dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates or solicit or encourage any other person to make any such statement or proposal;

                    (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities, other than groups consisting solely of one or more of the Securityholders, directors of the Company, other parties hereto and their respective Affiliates;

                    (v) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities except a set forth in Section 5 hereof;

                    (vi) execute any written consent with respect to the Company or its Voting Securities, except as set forth in Section 5 hereof;

                    (vii) otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the management, Board of Directors or policies of the Company;

                    (viii) seek, alone or in concert with others, representation on the Board of Directors of the Company or seek the removal of any member of the Board of Directors;

                    (ix) make any publicly disclosed proposal or enter into any discussion regarding any of the foregoing;

                    (x) make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request to amend, waive or terminate any provision of this Agreement or the Certificate of Incorporation or By-laws of the Company;

                    (xi) have any discussions or communications or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with, any other Person that engages, or offers or proposes to engage, in any of the foregoing; or

                    (xii) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of this Agreement or take any action which might require the other party to make a public announcement regarding the possibility of a merger, consolidation, tender or exchange offer or other business combination or extraordinary transaction.

               (b) The Securityholders and their Affiliates may acquire Voting Securities and other securities of the Company without regard to the foregoing limitation if any of the following events shall occur: (A) a tender or exchange offer is made by any Person or 13D Group (as hereinafter defined) (other than an Affiliate of, or any Person acting in concert with, a Securityholder or any of its Affiliates and other than a Principal Stockholder, any Affiliate thereof or 13D Group including a Principal Stockholder), which Person or 13D Group has the financial wherewithal to consummate such a transaction, to acquire Voting Securities in an amount which, together with Voting Securities (if any) already owned by such person or 13D Group, would represent more than 50% of the total combined voting power of all Voting Securities then outstanding or (B) it is publicly disclosed that Voting Securities representing more than 50% of the total combined voting power of all Voting Securities then outstanding have been acquired subsequent to the Closing Date by an Person or 13D Group (other than the Securityholders or any of their respective Affiliates and other than a Principal Stockholder, any Affiliate thereof or 13D Group including a Principal Stockholder). As used herein, the term "13D Group" shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (as now in effect) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all Voting Securities then outstanding.

               (c) Nothing in this Section 4 shall prohibit any Person who is serving as a director of the Company as contemplated by Section 7 of this Agreement from, solely in his or her capacity as director, (a) taking any action or making any statement at any meeting of the Board of Directors of the Company or any committee thereof or (b) making any statement to any director, officer or agent of the Company. In addition, nothing in this Section 4 shall restrict any private communications between the Securityholders and any Person designated by the Securityholders as a director, provided that all such communications by such Person remain subject to the fiduciary duties of such Person as a director.

               (d) Notwithstanding anything contained in this Section 4, the Securityholders shall have the right in their sole discretion to vote any Voting Securities owned by them as they shall determine in connection with any Significant Event. "Significant Event" shall mean any event other than the election of directors or appointment of auditors or approval of any stockholder proposal made pursuant to Rule 14a-8 of the Exchange Act.

               (e)  Except in connection with a transfer made pursuant to
Section 3, the Securityholders each agree that they shall not effect any transfer of any of the Shares to any Person who such Securityholder believes, after due inquiry, would, after giving effect to such transfer beneficially own, together with its Affiliates, more than 5% of the total combined voting power of all Voting Securities then outstanding unless it shall have obtained prior to such transfer a written instrument from such transferee agreeing to be bound by this Section 4, in form and substance satisfactory to the Company.

          Section 5. VOTING. The Designated Holders each agree that so long as they or any of their respective Affiliates beneficially own any Voting Securities, it will, and will cause its Affiliates to, (a) be present, in person or represented by proxy, at all properly noticed annual and special meetings of stockholders of the Company so that all Voting Securities beneficially owned by such Securityholder and its Affiliates then entitled to vote may be counted for the purpose of determining the presence of a quorum at such meetings, (b) support each nominee on the slate of nominees proposed by the Board of Directors of the Company and vote all Voting Securities which it is then entitled to vote in favor of the election of each such nominee, and (c) vote in accordance with the Board of Directors' recommendation on all stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act.

          Section 6.  REGISTRATION RIGHTS.

               (a)  INCIDENTAL REGISTRATION.

                    (i)    If the Company, at any time or from time to time,
     (1) after the Lockup Period proposes to register any of its shares of Common Stock for its own account under the Securities Act (other than (i) a registration of an employee stock ownership, stock option, stock purchase or other employee compensation plan or arrangement adopted in the ordinary course of business on Form S-8 (or any successor form), or any dividend reinvestment plan or (ii) a registration of securities on Form S-4 (or any successor form), including, without limitation, in connection with a proposed issuance in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation or (2) during the Lockup Period so proposes to register any of its shares of Common Stock and such Registration Statement also includes the registration of shares of Common Stock owned by either or both of the Principal Stockholders or their Included Transferees, then it will at each such time give written notice (given at least 30 days prior to the proposed filing date) describing the proposed registration and distribution to each of the Designated Holders of its intention to do so and, upon the written request of each of the Designated Holders, made within 30 days after the receipt of any such notice (which request shall specify the amount of Registrable Securities proposed to be sold by such Designated Holder and the intended method of disposition thereof), the Company will, as provided in this Section 6, use its reasonable best efforts to effect the registration under the Securities Act of all of the Registrable Securities that the Company has been so requested to register by the Designated Holders, to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities to be registered (each, an "INCIDENTAL REGISTRATION"); PROVIDED, HOWEVER, that if, at any time after giving written notice of its intention to register any of its shares of Common Stock and prior to the effective date of the Registration Statement filed in connection with such Incidental Registration, the Company shall determine for any reason not to register such shares of Common Stock, the Company may, at its election, give written notice of such determination to each of the Designated Holders and, thereupon, shall be relieved from its obligation to register any Registrable Securities in connection with such Incidental Registration. In connection with any Incidental Registration under this Section 6(a) involving an underwriter, or a distribution with the assistance of a selling agent, the right of any Designated

     Holder to participate in such Incidental Registration shall be conditioned upon such Designated Holder's participation in such underwriting or distribution on terms not less favorable than those available to other stockholders participating therein.

                    (ii) Notwithstanding anything to the contrary set forth in Section 6(a), if a proposed Incidental Registration is for a registered public offering involving an underwriting and the representative of the underwriters advises the Company in writing that the registration of all or part of the shares of Common Stock to be underwritten in such Incidental Registration would adversely effect such offering, then the Company shall so advise the Designated Holders and any other holders of shares of Common Stock requesting registration in such Incidental Registration, and the number of shares of Common Stock that are entitled to be included in the Incidental Registration shall be allocated (i) first, to the Company for shares of Common Stock being sold for its own account, (ii) second, among the Principal Stockholders, the Designated Holders and any other holders of shares of Common Stock entitled to "incidental" registration rights and requesting inclusion of shares of Common Stock in such Incidental Registration, pro rata on the basis of the number of shares of Common Stock requested to be included in such Incidental Registration, and (iii) third, any other shares of Common Stock requested to be included in such Incidental Registration.

               (b)  DEMAND REGISTRATIONS.

                    (i) At any time after the expiration of the Lockup Period, the Designated Holders holding a majority of the then Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities in accordance with the provisions of this Section 6(b). All registrations requested pursuant to this
     Section 6(b) are referred to herein as "Demand Registrations." Each request for a Demand Registration shall specify the number of Registrable Securities requested to be registered. Within ten days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company's notice.

                    (ii) The Designated Holders of Registrable Securities shall be entitled to request no more than three Demand Registrations in accordance with this Section 6(b). The aggregate offering value of the Registrable Securities requested to be registered in any Demand Registration must, in the good faith judgment of the holders thereof, equal at least $5,000,000. A registration shall not count as one of the permitted Demand

     Registrations until it has become effective (unless the holders of a majority of the Registrable Securities included in such registration have agreed to abandon such registration after a registration statement has been filed with the Commission).

                    (iii) If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities included in such registration, the Company shall include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the respective holders thereof on the basis of the amount of securities requested to be included therein by each such holder.

                    (iv) The Company shall not be obligated to effect more than one Demand Registration in any twelve-month period, and the Company shall not be obligated to effect any Demand Registration within 60 days after the effective date of a previous offering of Common Stock registered under the Securities Act. The Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company's board of directors determines in its reasonable good faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; PROVIDED THAT (a) the Company may exercise its right to delay a Demand Registration only once in any twelve-month period and (b) if a Demand Registration is delayed hereunder, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration. Notwithstanding anything to the contrary in this
     Section 6(b)(iv), (x) the Company may not prevent, delay or postpone any Demand Registration and (y) the Securityholders shall not be subject to any lockup or similar agreements following any Demand Registration for more than 270 days during any 360-day period.

                    (v) The Designated Holders shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the approval of the Company in its sole discretion.

               (c) EXPENSES. The Company shall pay all Registration Expenses in connection with any registration pursuant to this Section 6, whether or not such registration becomes effective; PROVIDED, THAT all underwriting discount and selling commissions applicable to the Registrable Securities shall be borne by the holders selling such Registrable Securities, in proportion to the number of Registrable Securities sold by each such holder; PROVIDED FURTHER THAT, the Designated Holders that have requested to include Registrable Securities that may, in the reasonable opinion of counsel to the Company delivered to such Designated Holders, be distributed to the public without limitation as to volume pursuant to Rule 144 (or any successor provision of the Securities Act), in any Registration Statement that does not also cover shares of Common Stock owned by any of the Principal Stockholders or any of their Included Transferees, shall pay their pro rata portion of all Registration Expenses incurred in connection with such offering.

               (d) HOLDBACK AGREEMENTS. Each of the Designated Holders agrees not to effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act (i) during the 90 day period beginning on the effective date of such Registration Statement (except as part of such registration), in the case of a non-underwritten public offering, or (ii) during the reasonable period, if any, requested by the underwriters, in the case of an underwritten public offering, PROVIDED, in each case, that all directors of the Company, Principal Stockholders and other 5% or greater beneficial owners of shares of the Common Stock of the Company (other than institutional shareholders in respect of shares of Common Stock not acquired directly from the Company) seeking to include shares of Common Stock in such Registration Statement are similarly restricted.

               (e) SELLER INFORMATION. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith.

               (f) NOTICE TO DISCONTINUE. Each Designated Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event that causes the Registration Statement to include an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder's receipt of the copies of a supplemented or amended prospectus and, if so directed by the Company, such Designated Holder shall deliver to the Company all copies, of the prospectus covering such Registrable Securities that is current at the time of receipt of such notice.

               (g) REGISTRATION PROCEDURES. Whenever the Designated Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably practicable:

                    (i) prepare and file with the Commission within 90 days after the request or demand therefor a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective (provided that before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed);

                    (ii) notify each holder of Registrable Securities of the effectiveness of each Registration Statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

                    (iii) furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                    (iv) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph,
     (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction);

                    (v) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

                    (vi) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its reasonable best efforts to secure designation of all such Registrable Securities covered by such Registration Statement as a NASDAQ "national market system security" within the meaning of Rule llAa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities;

                    (vii) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

                    (viii) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

                    (ix) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or other agent in connection with such Registration Statement;

                    (x) cause its employees to participate in "road shows" and other presentations as reasonably requested by the underwriters in connection with any registered offering; and

                    (xi) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of
     Section 11(a) of the Securities Act and Rule 158 thereunder.

               (h)  INDEMNIFICATION; CONTRIBUTION.

                    (i) In the event of any registration of any Registrable Securities pursuant to the terms of Section 6, the Company will indemnify and hold harmless, to the fullest extent permitted by law, each of the Designated Holders and their respective Affiliates, directors, officers, partners, trustees, employees, legal counsel, accountants, financial advisors and agents, and each other Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) such Designated Holder or any such directors, officers, partners, trustees, employees, legal counsel, accountants, financial advisors and agents (each of the foregoing, a "designated indemnified party") against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation), joint or several, to which such designated indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact or
     (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act, PROVIDED, HOWEVER, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions or proceedings in respect thereof) arises out of or is based upon (x) any untrue statement of any material fact or (y) any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in such Registration Statement, or amendment or supplement thereto, in reliance upon and in conformity with written information concerning such Designated Holder and furnished to the Company for use in the preparation thereof.

                    (ii) The Company may require, as a condition to including any Registrable Securities in any Registration Statement filed pursuant to Section 6, that the Company shall have received an undertaking from each Designated Holder selling such Registrable Securities, severally and not jointly, to indemnify and hold harmless the Company, its directors, officers, legal counsel, accountants and financial advisors and each other Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) the Company or any such directors, officers, legal counsel, accountants and financial advisors (each of the foregoing, a "Company Indemnified Party") against any losses, claims, damages, liabilities or expenses, joint or several, to which such Company Indemnified Party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon
     (x) any untrue statement or alleged untrue statement of a material fact or
     (y) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information concerning such Designated Holder and furnished to the Company; PROVIDED, in each instance, that any Designated Holder's maximum liability in respect of such indemnification obligations shall be limited to the amount of net (pre-tax) proceeds actually received by such Designated Holder pursuant to the sale of such Registrable Securities.

                    (iii) Promptly after receipt by any designated Indemnified Party or Company Indemnified Party (each, an "Indemnified Party") of notice of the commencement of any action, suit, proceeding or investigation or threatened thereof in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement, such Indemnified Party will give written notice thereof to the Indemnifying Party; PROVIDED, HOWEVER, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. If notice of commencement of any such action is brought against an Indemnified Party, the Indemnifying Party may, at its expense, participate in and assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same,
     (ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment or
     (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel in writing that either
     (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In no event shall the Indemnifying Party be responsible for the fees of more than one counsel (in addition to local counsel) for all Indemnified Parties. No Indemnifying Party or Indemnified Party shall consent to entry of any judgment or enter into any settlement without the written consent of the other.

               (i) If the indemnification provided for in this Section 6 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person.

          Section 7.  BOARD REPRESENTATION.

               (a) On the Closing Date, Mr. Doug Geoga shall be elected as a director of the Company by the Company's Board of Directors. Subject to its fiduciary duties, the Company's Board of Directors will nominate Mr. Geoga (or, if Mr. Geoga is unable or unwilling to serve, a successor as contemplated by this Section 7) for election at each meeting (or in each action by written consent in lieu of a meeting) of stockholders of the Company for the election of directors during the term of this Agreement so long as the Securityholders and/or their Affiliates beneficially own (as such term is defined in Rule 13d-3 of the Exchange Act) more than 1.1 million shares of Common Stock (as such number of shares of Common Stock shall be adjusted to take into account any stock splits, reverse stock splits, reclassifications and other similar transactions or adjustments).

               (b) If Mr. Doug Geoga (or such a successor) is no longer a director of the Company as contemplated by paragraph (a) of this Section 7, the Securityholders may propose to the Company as a nominee for election as a director of the Company a person who (i) has recognized standing in the business community, (ii) is not a former director, officer or employee of the Company,
(iii) does not have a conflict of interest with the Company and (iv) is at such time either the President of Hyatt Hotels Corp. or a person who is otherwise reasonably acceptable to USFS.

               (c) The Company will use its best efforts to cause Mr. Doug Geoga or any successor nominated as provided in this Section 7 to be elected by the stockholders of the Company and will solicit proxies in favor of Mr. Geoga or any such successor at each meeting (or in each action by written consent in lieu of a meeting) of stockholders of the Company.

               (d) If the Company does not accept a Securityholders' designee as provided in paragraph (b) of this Section 7, the process set forth therein shall be repeated so long as reasonably appropriate to find a successor candidate acceptable to both Securityholders and the Company.

          Section 8. NOTIFICATION AS TO CERTAIN MATTERS. Each Designated Holder shall notify the Company of any change in such Designated Holder's beneficial ownership of shares of Voting Securities not later than two business days after such change and from time to time, upon request, shall notify the Company of the number of shares of Voting Securities beneficially owned by such Designated Holder and of the names and addresses of all Affiliates to whom such Designated Holder shall have transferred shares in accordance with
Section 2(b)(i).

          Section 9.  REPRESENTATIONS AND WARRANTIES.

               (a) Each Securityholder, severally and not jointly, represents and warrants to the other parties hereto as follows:

                    (i) Such Securityholder has full right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Securityholder and constitutes the legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, except that such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.

                    (ii) The execution, delivery and performance by such Securityholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any breach or violation of any material agreement to which such Securityholder is a party or is otherwise bound or subject and do not and will not result in any material violation of the organizational documents of such Securityholder or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Securityholder or any of its properties.

               (b) The Company represents and warrants to the other parties as follows:

                    (i) The Company has all requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether an enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.

                    (ii) The execution, delivery and performance by the Company of this Agreement do not and will not conflict with or result in a breach or violation of any agreement to which the Company is bound or subject and do not and will not result in any violation of the Certificate of Incorporation or Bylaws of the Company or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties.

               (c) Leven and Aronson, severally and not jointly, each represents and warrants to the other parties as follows:

                    (i) He has the full right, capacity and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by such Person and constitutes the legal, valid and binding obligation of such Person enforceable against him in accordance with its terms, except that such enforcement may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, conservatorship, moratorium and other similar laws relating to or affecting creditors' rights or the collection of debtors' obligations generally and any general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of any court before which any proceedings therefor may be brought.

                    (ii) The execution, delivery and performance by such Persons do not and will not conflict with or result in a breach or violation of any agreement to which such Person is bound or subject and do not and will not result in any violation of any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Person.

          Section 10.  MISCELLANEOUS.

               (a) RECAPITALIZATIONS, EXCHANGES, ETC. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to
(i) the shares of Common Stock and (ii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

               (b) NO INCONSISTENT AGREEMENTS. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the registration rights granted in this Agreement.

               (c) SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto. Except as specifically provided herein, this Agreement is not assignable by any of the parties.

               (d) SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that the other parties would not have an adequate remedy at law for money damages if any of the covenants or agreements of the parties in this Agreement were not performed in accordance with its terms and therefore agrees that the other party(ies) shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

               (e) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and any investigation at any time by the Securityholders, the Company, or on behalf of either thereof.

               (f) ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement and the Contribution Agreement, contains the entire understandings of the parties with respect to the subject matter of such agreements. This Agreement may not be amended except by a writing signed by all of the Company, Leven, Aronson and record holders of a majority of the Shares.

               (g) SEVERABILITY. If any terms, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

               (h) NOTICES. Any notices and other communications required to be given pursuant to this Agreement shall be delivered by hand, by registered or certified mail, postage prepaid, return receipt requested, by private courier, by facsimile or by telex, as follows:

          If to the Company, Leven or Aronson:

               U.S. Franchise Systems, Inc.
               13 Corporate Square, Suite 250
               Atlanta, Georgia  30329
               Attention:  Neal K. Aronson
               Telecopier:  (404) 235-7448

          With copies to:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York  10019-6064
               Attention:  Paul D. Ginsberg, Esq.
               Telecopier:  (212) 757-3990

          If to the Securityholders:

               c/o HSA Properties, Inc.
               200 West Madison Street
               Suite 3800
               Chicago, Illinois  60606
               Attention:   Harold S. Handelsman, Esq.
               Telecopier:  (312) 750-8545

          with copies to:

               Neal, Gerber & Eisenberg
               Two North LaSalle Street
               Suite 2200
               Chicago, Illinois  60602
               Attention:   Michael A. Pucker, Esq.
               Telecopier:  (312) 269-1747


               (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

               (j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, which together will constitute a single agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                           HAWTHORN SUITES ASSOCIATES

                              By:  Meridian Associates, L.P., its managing
                                   venturer

                              By:  Meridian Investments, Inc., its general
                                   partner


                           By: /s/  GLEN MILLER
                              -------------------------------------
                              Name: GLEN MILLER
                              Title: Vice President


                           HSA PROPERTIES, INC.


                           By: /s/ GLEN MILLER
                              -------------------------------------
                              Name: GLEN MILLER
                              Title: Vice President



                           U.S. FRANCHISE SYSTEMS, INC.



                           By: /s/ NEAL ARONSON
                              -------------------------------------
                              Name: NEAL ARONSON
                              Title: Executive Vice President & CFO